Exhibit 23.3

Consent of Independent Auditor

Board of Directors

MedEquities Realty Trust, Inc.

We consent to the incorporation by reference in this Registration Statement (Form S-8) of MedEquities Realty Trust, Inc. of our report dated April 7, 2017, related to the consolidated financial statements of GruenePointe Holdings, LLC and subsidiaries, as of December 31, 2016, and for the year then ended, which report is included in the Annual Report on Form 10-K of MedEquities Realty Trust, Inc. for the year ended December 31, 2016, as amended (Form 10-K/A).

/s/ Whitley Penn LLP

Dallas, Texas

May 11, 2017